FOR IMMEDIATE RELEASE:	April 23, 2003
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS FIRST QUARTER RESULTS

St. Paul, Minn (4/23/03)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for the first quarter ended March 31, 2003. Revenue for the first quarter was $3,070,000, down marginally from revenue of $3,175,000 for the prior quarter and revenue of $3,117,000 for the first quarter of 2002. Excluding unusual items discussed in the next paragraph, net loss for the first quarter would have been $481,000, or $.05 per share, and the net loss for the first quarter of 2002 would have been $661,000, or $.07 per share.

In the first quarter of 2003, the company recorded a restructuring charge of $149,000 resulting from a workforce reduction. Including the restructuring charge, the company’s net loss for the quarter was $630,000, or $.07 per share. In the first quarter of 2002, the company recorded a goodwill impairment charge of $6,486,000, recorded as a change in accounting principle upon the adoption of Statement of Financial Accounting Standards No. 142. Including the goodwill impairment charge, the company’s net loss for the first quarter of 2002 was $7,147,000, or $.75 per share.

“The unprecedented down cycle in the semiconductor equipment industry continued into the first quarter, as the weak global economy, the military conflict in Iraq, and the SARS outbreak combined to slow the recovery in our industry,” said Joseph C. Levesque, president and chief executive officer. “Bookings improved toward the end of the quarter, and exceeded revenue for the quarter. However, our customers remain very cautious in their capital spending and continue to purchase equipment only for short term and immediate production needs. We expect this to continue in the near term and we are planning for revenues at or near current levels at least through the second quarter.”

“On the positive side, the signs of a coming recovery also continue in place,” Mr. Levesque continued. “Semiconductor unit volumes experienced some seasonal slippage in the first quarter, but appear to continue to be on the rise. Semiconductor inventories are at relatively low levels, indicating healthy demand for today’s production levels. Capacity utilization is uneven, but generally improving. The timing and rate of the recovery of our industry will likely be impacted by events in Iraq and the course of the SARS virus, but we believe the fundamentals are in place for meaningful improvement this year. Throughout the downturn our focus has been on positioning ourselves to take best advantage of the inevitable recovery. Our efforts have made us leaner, more sharply focused and well equipped to participate strongly as our markets improve.”

To supplement the disclosure of the company’s results that are determined in accordance with generally accepted accounting principles (GAAP), Aetrium also discloses pro forma or non-GAAP results of operations that exclude certain charges. The company believes that the additional pro forma measures are useful to investors in performing financial analysis and making additional relevant period-to-period comparisons. Management uses these measures internally to establish operational goals, to evaluate the company’s operating performance, and in planning and forecasting the company’s future periods.

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2002.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to assemble and test integrated circuits and discrete electronic components. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium has manufacturing facilities in North St. Paul, Minn. and Dallas, Texas. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months ended March 31,

	2003	2002

Net sales	$3,070	$3,117
Cost of goods sold	1,499	1,411

Gross profit	1,571	1,706

Gross profit percent	51.2%	54.7%
Operating expenses:
Selling, general and administrative	1,516	1,852
Research and development	553	547
Unusual charges	149	0

Total operating expenses	2,218	2,399

Loss from operations	(647)	(693)
Other income, net	17	32

Loss before income taxes and cumulative effect of a change in accounting principle	(630)	(661)
Income taxes	0	0

Loss before cumulative effect of a change in accounting principle	(630)	(661)
Cumulative effect of a change in accounting principle	0	(6,486)

Net loss	$(630)	$(7,147)

Loss per common share (basic and diluted):
Loss before cumulative effect of a change in accounting principle	$(0.07)	$(0.07)
Cumulative effect of a change in accounting principle	0.00	(0.68)

Net loss	$(0.07)	$(0.75)

Weighted average common shares outstanding (basic and diluted)	9,477	9,475

Aetrium Incorporated
Pro Forma Consolidated Statements of Operations (1)
(in thousands, except per share data)

	Three Months ended March 31,

	2003	2002

Net sales	$3,070	$3,117
Cost of goods sold	1,499	1,411

Gross profit	1,571	1,706

Gross profit percent	51.2%	54.7%
Operating expenses:
Selling, general and administrative	1,516	1,852
Research and development	553	547

Total operating expenses	2,069	2,399

Loss from operations	(498)	(693)
Other income, net	17	32

Loss before income taxes	(481)	(661)
Income taxes	0	0

Net loss	$(481)	$(661)

Net loss per share (basic and diluted)	$(0.05)	$(0.07)

Weighted average common shares outstanding (basic and diluted)	9,477	9,475

(1)  Management believes that supplementary pro forma information is useful in understanding operating results and providing a consistent basis for financial comparisons. Pro forma results are calculated by beginning with results determined in accordance with Generally Accepted Accounting Principles (GAAP), and then excluding items which we believe are unusual or non-recurring items. Following is a reconciliation of GAAP net loss to pro forma net loss:

	Three Months ended March 31,

	2003	2002

Net loss — GAAP	$(630)	$(7,147)
Operating expenses — restructuring charge	149	0
Cumulative effect of a change in accounting principle — goodwill impairment charge recorded upon the adoption of SFAS No 142, “Goodwill and Other Intangible Assets”	—	6,486

Net loss — pro forma	$(481)	$(661)

Aetrium Incorporated
Consolidated Balance Sheets
(In Thousands)

	March 31,	December 31,
	2003	2002

Assets
Cash and cash equivalents	$4,794	$5,796
Accounts receivable, net	2,321	1,628
Inventories — operations	6,942	6,815
Inventories — shipped equipment subject to revenue deferral	276	544
Other current assets	171	152

Total current assets	14,504	14,935

Property and equipment, net	406	472
Identifiable intangible assets, net	2,413	2,634
Other assets	41	40

Total assets	$17,364	$18,081

Liabilities and shareholders’ equity
Trade accounts payable	$759	$597
Accrued liabilities	2,007	2,256

Total liabilities	2,766	2,853

Shareholders’ equity	14,598	15,228

Total liabilities and shareholders’ equity	$17,364	$18,081